Exhibit 21.1

MariMed Inc.
Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
MariMed Advisors Inc.	Massachusetts
Mia Development LLC	Massachusetts
Mari Holdings IL LLC	Massachusetts
Mari Holdings MD LLC	Massachusetts
Mari Holdings NJ LLC	New Jersey
Mari Holdings NV LLC	Massachusetts
Mari Holdings Metropolis LLC	Massachusetts
Mari Holdings Mt. Vernon LLC	Massachusetts
Mari Mfg LLC	New Jersey
Hartwell Realty Holdings LLC	Massachusetts
iRollie LLC	Massachusetts
ARL Healthcare Inc.	Massachusetts
KPG of Anna LLC	Illinois
KPG of Harrisburg LLC	Illinois
MariMed OH LLC	Ohio
MariMed Hemp Inc.	Delaware
MediTaurus LLC	Delaware
MMMO LLC	Missouri
Green Growth Group Inc.	Illinois

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